SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☒ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

NEW PEOPLES BANKSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

NEW PEOPLES BANKSHARES, INC.

2 Gent Drive

Honaker, Virginia 24260

ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

You should have recently received in the mail proxy materials that relate to the 2003 Annual Meeting of Shareholders of New Peoples Bankshares, Inc. to be held on Thursday, October 16, 2003 at 6:00 p.m. At the Annual Meeting, you will be asked to elect five directors to the company’s Board of Directors. The proxy materials are dated September 15, 2003.

We would like to bring a few corrections to your attention. The proxy materials inadvertently disclose, in the table on page 4 of the Proxy Statement, an incorrect number for the shares of Common Stock that one of our directors, Stephen H. Starnes, beneficially owns. The correct number for Mr. Starnes is 24,930. As a result, the correct number of shares that “all present executive officers and directors as a group” beneficially own, as disclosed at the end of the table on page 5, is 730,033, which represents an updated percentage of 10.5%.

If you have already returned your proxy card for the Annual Meeting and do not want to change your vote, you do not have to do anything, and your proxy will be voted at the Annual Meeting in accordance with your instructions. If you want to change your vote, please follow the instructions for revoking your proxy in the second paragraph of page 1 of the Proxy Statement. You may also contact Frank Sexton at (276) 873-6288 for assistance.

We hope that you will participate in the Annual Meeting, either in person or by proxy.

Sincerely,

/S/ KENNETH D. HART

Kenneth D. Hart
President and Chief Executive Officer

Honaker, Virginia

September 29, 2003